Exhibit 10.33

December 14, 2016

Anthony DiLucente

105 Fox Pointe Drive

Chardon, OH 44024

Dear Tony,

I am pleased to confirm our formal offer of employment to you for the position of Chief Financial Officer.  The purpose of this letter is to summarize the terms of our offer.

As the Chief Financial Officer for ServiceMaster located in Memphis, TN you will report to Rob Gillette, President and Chief Executive Officer.  Your effective start date will be January 17, 2017.

Base Salary

Your base compensation in this position will be at an annual rate of $450,000.  This will be paid on the 15th and the last business day of each month.

Annual Bonus Plan (ABP)

In this position, you will be eligible to receive a bonus payment with a target of 70% of your base salary under the Annual Bonus Plan (“ABP”).  Your eligibility will begin on your hire date.  The plan ends December 31.

Sign-On Bonus

You will receive a $170,000 sign-on bonus, payable after thirty days of employment.  You will be required to sign a Sign-on Bonus Repayment Agreement.

Equity

Upon approval by the Compensation Committee of the Board of Directors at their next scheduled meeting, you will receive a Restricted Stock Unit award (“RSUs”) with a grant date value of $250,000.

The actual number of RSUs will be determined by dividing the grant date value by the Fair Market Value of the Company’s common stock on the date of the award.

Additional information on the Plan, including the Plan documents, will be provided to you upon approval of the awards.

Paid Time Off

You are also eligible for 4 weeks (twenty business days) vacation in addition to personal days, sick time and holidays.

All compensation, including bonus and incentive payments, if applicable, will be subject to applicable payroll deductions.  The Company reserves the right, in its sole discretion, to at any time revise, modify, suspend, or withdraw any compensation, annual bonus, or other incentive plans, as to participation level, payout metrics, eligibility, timing or other features of the plan.

Benefits

ServiceMaster offers you a comprehensive and flexible benefits package that allows you to choose coverage that best meets your needs.  Regular, full-time employees are eligible to participate in medical, dental, vision, disability and life insurance, the legal service plan, flexible spending accounts, and health savings account.  Coverage for most plans is effective on the 91st day of employment.  ServiceMaster will reimburse you for the cost of your COBRA premiums until your ServiceMaster benefit coverage effective date.  If you choose not to enroll in ServiceMaster’s benefits, your insurance reimbursement will not continue beyond your ServiceMaster coverage effective date.  Disability coverage is effective the day following the completion of twelve consecutive months of service.  The ServiceMaster LifeManagement Program – ServiceMaster’s EAP – is available to you and your immediate family and household members on your first day of employment.

The ServiceMaster Profit Sharing and Retirement Plan (401(k)) provides you a convenient way to save for retirement.  You will be automatically enrolled in the 401(k) at a 3% contribution rate after completing 90 days of service.  You may increase, decrease, or stop your 401(k) contributions at any time before or after your automatic contributions to the plan begin.

Additional information on all health and welfare and retirement benefits will be mailed to your home approximately six weeks after your date of hire, and is also available at www.servbenefits.com.

Relocation

You will receive the Executive Relocation package per the attached relocation policy.  You will be required to sign a Relocation Repayment Agreement.  Please contact Elizabeth Lee, HR Programs Specialist, at 901-597-7454, if you have any questions.

Conditions of Employment

This offer of employment is contingent upon successfully passing a drug-screening test and criminal background check, as well as education verification, if applicable.  This offer is also contingent upon the completion of verification of the facts you have provided on your application for employment and for I-9 purposes.

This offer of employment is also contingent on your execution of the ServiceMaster Non-Compete/Non-Solicitation/Confidentiality agreement (enclosed) and your agreement to utilize ServiceMaster’s alternative dispute resolution program We Listen to resolve any and all work-related disputes/concerns and to arbitrate such disputes if they are not resolved.

This letter shall not constitute an employment contract and nothing herein changes your status as an “at-will” employee.

Tony, we look forward to having you as a key member of the ServiceMaster team.  Our success hinges upon the people who make up our organization and we are excited about the strength you will lend to our team.

Sincerely,

/s/ Susan K. Hunsberger

Susan K. Hunsberger

Chief Human Resources Officer

I accept this offer of employment under the terms and conditions set forth above.

Signature:       /s/ Anthony DiLucente Date: December 21, 2016